Exhibit 99.2

Certification

I, Preston A. Miller, Executive Vice President and Treasurer of AmeriCredit Financial Services, Inc. (“AmeriCredit”), certify that:

1.               I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of AmeriCredit Automobile Receivables Trust 2002-D;

2.               Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.               Based on my knowledge, the servicing information required to be provided to the trustee by the servicer under the sale and servicing agreement is included in these reports;

4.               I am responsible for reviewing the activities performed by the servicer under the sale and servicing agreement and based upon the review required under the sale and servicing agreement, and except as disclosed in the report, the servicer has fulfilled its obligations under the sale and servicing agreement; and

5.               I have disclosed any significant deficiencies relating to the servicer’s compliance with the minimum servicing standards set forth in the sale and servicing agreement to the registrant’s certified public accountants.

Date: January 29, 2003

/s/ Preston A. Miller
Preston A. Miller
Executive Vice President and Treasurer